UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2020

BIG 5 SPORTING GOODS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-49850	95-4388794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 East El Segundo Boulevard, El Segundo, California		90245
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 536-0611

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGFV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01 Other Events

Relief for Form 10-Q Filing

The impact caused by the novel coronavirus (“COVID-19”) pandemic has led to disruptions in the day-to-day activities for Big 5 Sporting Goods Corporation (“we,” “our,” “us” or the “Company”), including reducing our staffing levels and limiting our access to facilities and certain technology systems that we rely on to timely prepare our Quarterly Report on Form 10-Q for the quarter ended March 29, 2020 (the “Quarterly Report”). We also anticipate that additional time will be required in order to develop and process our financial information as well as prepare required disclosures related to the impact of COVID-19. These circumstances will delay our ability to complete our Quarterly Report. As a result, we will be relying on the Securities and Exchange Commission’s Orders under Section 36 of the Securities and Exchange Act of 1934, as amended, dated March 4, 2020 and March 25, 2020 (Release Nos. 34-88318 and 34-88465) to delay the filing of our Quarterly Report. We expect to file our Quarterly Report on or about May 28, 2020 (but in any event no later than June 27, 2020, which is 45 days from the Quarterly Report’s original filing deadline of May 13, 2020).

Impact of COVID-19

Beginning on March 20, 2020, we closed more than one-half of our retail store locations in response to state and local shelter orders related to the COVID-19 outbreak. Although we have since been able to reopen certain store locations based on qualifying as an “essential” business under applicable regulations, approximately 25% of our stores remain closed as of April 23, 2020, in response to state and local shelter orders. We also have implemented reduced store hours for our open stores and we have limited the number of customers in our stores at any one time. These store closures, limited hours of operation and shelter orders in our market areas since the COVID-19 outbreak have resulted in significantly reduced same store sales volume versus the prior year. Our same store sales for the first quarter ended March 29, 2020 declined 10.8% from the prior year, which includes the impact of sales declines resulting from the store closures that began on March 20, 2020 and impacted the final 10 days of the interim fiscal period.

The decrease in sales caused by the COVID-19 outbreak has also impacted our liquidity. On March 27, 2020, we increased borrowings under our $140.0 million revolving credit facility to $124.3 million. On March 30, 2020, we exercised the accordion feature under our Credit Agreement, which increased the credit facility to $165.0 million, and we drew down additional amounts under our credit facility. As of April 23, 2020, we have total outstanding indebtedness under the credit facility of $143.3 million compared to $124.3 million and $66.6 million outstanding as of the first quarter ended March 29, 2020 and fiscal year ended December 29, 2019, respectively. As of April 23, 2020, our current cash position, net of outstanding checks, totals approximately $72.8 million compared to $44.2 million and $8.2 million as of the first quarter ended March 29, 2020 and fiscal year ended December 29, 2019, respectively.

Company Actions in Response to COVID-19

As previously announced in our Current Report on Form 8-K dated March 30, 2020, in order to support our liquidity initiatives throughout the organization, our Board of Directors has determined to suspend the Company’s quarterly cash dividend until further notice. Additionally, the Company has taken measures to reduce expense across the organization, including negotiating with landlords to reduce or defer our lease-related payments, reducing merchandise inventory orders and extending payment terms with merchandise vendors, reducing a significant amount of our workforce throughout the Company, suspending normal annual salary increases and reducing advertising and the amount of planned capital spending in fiscal 2020.

Risk Factor Update

We are providing the following additional risk factor to supplement the risk factors contained in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, which could have a material adverse impact on our business, results of operations, liquidity and financial condition for an extended period of time.

During March 2020, the World Health Organization declared the rapidly growing COVID-19 outbreak to be a global pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States, as public concern about becoming ill with the virus has led to the issuance of recommendations and/or mandates from federal, state and local authorities to practice social distancing or self-quarantine. Beginning on March 20, 2020, we closed more than one-half of our retail store locations in response to state and local shelter orders related to the COVID-19 outbreak. Although we have since been able to reopen certain store locations based on qualifying as an “essential” business under applicable regulations, approximately 25% of our stores remain closed as of April 23, 2020, in response to state and local shelter orders. The closure of additional stores may be required if additional orders are issued. Additionally, the shelter orders that remain in place in our market areas have negatively impacted customer traffic into the stores that we are currently operating. We also have implemented reduced store hours for our open stores and we also have limited the number of customers in our stores at any one time. As a result of the reduced customer traffic and sales, and in an effort to preserve capital, we have implemented workforce reductions throughout the Company, suspended normal annual salary increases and reduced advertising and planned capital spending in fiscal 2020. We have also reduced merchandise inventory orders, which could impact product availability in our stores and sales in future periods. We may further restrict the operations of our stores and our distribution facility if we deem this necessary or if recommended or mandated by authorities.

As mentioned above, our store locations are currently considered an “essential” business under applicable regulations in many of the markets in which we operate, and our stores remain open in those markets. If the classification of what is an “essential” business changes in jurisdictions where our stores are located, or other government regulations are adopted pertaining to how we may operate our stores, we may be required to close or restrict operations at more, if not all, of our stores, which would significantly impact our sales and results of operations. Also, if we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate for a particular region or our company as a whole, we could suffer damage to our reputation and our brand, which could adversely affect our business in the future.

COVID-19 has also impacted our supply chain for products we sell, particularly those products that are sourced from China. To the extent one or more of our vendors is negatively impacted by COVID-19, including due to the closure of its distribution centers or manufacturing facilities, we may be unable to maintain delivery schedules or adequate inventory in our stores.

The extent to which the COVID-19 outbreak impacts our business, results of operations, liquidity and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to the duration, spread, severity and impact of the COVID-19 outbreak, the effects of the outbreak on our customers, employees and vendors, the regulatory response and impact of stimulus measures adopted by local, state and federal governments, and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, we could experience materially adverse impacts to our business as a result of any economic recession or depression that has occurred or may occur in the future due to a continued erosion in consumer sentiment or the effect of high unemployment on our consumer base. Furthermore, the financial condition of our customers and vendors may be adversely impacted, which may result in a decrease in discretionary consumer spending and our store traffic and sales, and an increase in bankruptcies or insolvencies with respect to our vendors. These events may, in turn, have a material adverse impact on our business, results of operations, liquidity and financial condition. In the event of a prolonged material economic downturn, including circumstances that require us to close a large portion of our stores or cause us to experience a further reduction in store traffic, we may not be able to comply with the financial covenants in our revolving credit facility, which could negatively impact our ability to borrow under that facility or with other lenders, negatively impact our liquidity position and may increase our risk of insolvency.

Forward Looking Statements

Except for historical information contained in this Form 8-K, the statements herein are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION (Registrant) Date: April 24, 2020

/s/ Barry D. Emerson
Barry D. Emerson
Senior Vice President, Chief Financial Officer and Treasurer